As filed with the Securities and Exchange Commission on March 19, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

 EDGEWELL PERSONAL CARE COMPANY
(Exact name of registrant as specified in its charter)
______________________________________________________________________________________________________

Missouri	43-1863181
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Research Drive, Shelton, CT	06484
(Address of Principal Executive Offices)	(Zip Code)
EDGEWELL PERSONAL CARE COMPANY
3RD AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Francesca Weissman
Chief Financial Officer
EDGEWELL PERSONAL CARE COMPANY
6 Research Drive
Shelton, Connecticut 06484
(203) 944-5500
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	☐
Non-accelerated filer	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Unless the context otherwise requires, references made herein to “Edgewell,” “the Company,” “Registrant,” “we,” “us,” “our” and “ours” refer to Edgewell Personal Care Company and its consolidated subsidiaries.
3rd Amended and Restated 2018 Stock Incentive Plan
On November 5, 2025, the Company’s Board of Directors adopted the Edgewell Personal Care Company 3rd Amended and Restated 2018 Stock Incentive Plan (the “3rd A&R 2018 Plan”), subject to shareholder approval. On February 5, 2026, the Company’s shareholders approved the adoption of the 3rd A&R 2018 Plan. The 3rd A&R 2018 Plan amends and restates the Company’s 2nd Amended and Restated 2018 Stock Incentive Plan (the “2nd A&R 2018 Plan”) and includes an additional 2,100,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company available for grant and issuance, plus the number of remaining shares of Common Stock not issued or subject to outstanding grants under the 2nd A&R 2018 Plan on February 5, 2026, plus any shares of Common Stock that are subject to awards granted under the 2nd A&R 2018 Plan that expire, are forfeited or canceled or terminate for any other reason after February 6, 2020 without the issuance of shares. This Registration Statement on Form S-8 registers an additional 2,300,000 shares of Common Stock available for grant and issuance under the 3rd A&R 2018 Plan, which includes the 2,100,000 newly authorized additional shares of Common Stock available for issuance under such plan and an estimated 200,000 shares of Common Stock that have or may become available under such plan pursuant to the share recycling provision.
Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates the contents of the Registration Statement on Form S-8 previously filed by the Company with the Securities and Exchange Commission (“SEC”) on February 24, 2023 (File No. 333-270027).

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.
Not required to be filed with this Registration Statement.

Item 2.    Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents listed in (a) through (e) below, which are on file with the SEC, are incorporated herein by reference (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):
(a)The Company’s Annual Report on Form 10-K for the year ended September 30, 2025, filed with the SEC on November 18, 2025 (including information specifically incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A filed with the SEC on December 22, 2025);
(b)The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2025, filed with the SEC on February 9, 2026;
(c)The Company’s Current Report on Form 8-K, filed with the SEC on November 13, 2025;
(d)The Company’s Current Report on Form 8-K, filed with the SEC on February 6, 2026 (only with respect to Item 2.01 and Exhibits 2.1 and 99.2);
(e)The Company’s Current Report on Form 8-K, filed with the SEC on February 9, 2026 (only with respect to Items 5.02 and 5.07 and Exhibit 10.1); and
(f)The description of the Company’s Common Stock contained in its Registration Statement on Amendment No. 3 to Form 10, dated March 16, 2000, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 as well as any other amendments or reports filed for the purpose of updating such description.
All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof shall not be incorporated by reference herein.
For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Company is a Missouri corporation. Section 351.355.1 of the Missouri General and Business Corporation Law (the “MGBCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 351.355.2 of the MGBCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.
Section 351.355.3 of the MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to Section 351.355.1 or 351.355.2 of the MGBCL, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.
Section 351.355.5 of the MGBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in that section.
Section 351.355.6 of the MGBCL further provides that any person who is or was a director, officer, employee or agent, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, is entitled to seek indemnification under any applicable articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
Section 351.355.8 of the MGBCL provides, in general, that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the law.
Section 351.055.2(3) of the MGBCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the MGBCL or (iv) for any transaction from which the director derived an improper personal benefit.
The Company’s amended and restated articles of incorporation, as amended (the “articles of incorporation”), generally provides that the Company shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the Company) who at any time is serving or has served as a director, officer or employee of the Company against any claim, liability or expense incurred as a result of such service, to the maximum extent permitted by law. The articles of incorporation also require the Company to indemnify any such person against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. In addition, the articles of incorporation provide that the Company may, if it deems appropriate, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the Company) who at any time is serving or has served as an agent of the Company against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Company, or service at the request of the Company as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the Company, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, under the articles of incorporation, the Company may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of the Company), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Company) by reason of such service, against expenses (including, without limitation, costs of investigation and attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
The articles of incorporation provide that the liability of the Company’s directors, officers and employees to the Company, its shareholders or otherwise is limited to the fullest extent permitted by the MGBCL. Consequently, should the MGBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors, officers, or employees of the Company shall be so eliminated or limited without the need for amendment to the articles of incorporation or further action on the part of the Company’s shareholders.
As permitted by Section 351.355.7 of the MGBCL and as authorized by the articles of incorporation, the Company has entered into customary indemnification contracts with its directors. Pursuant to those agreements, the Company has agreed to indemnify the directors to the full extent authorized or permitted by the MGBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.
As permitted by Section 351.355.8 of the MGBCL and as authorized by the articles of incorporation, the Company has purchased directors’ and officers’ insurance, which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the articles of incorporation.
The foregoing represents a summary of the general effect of the indemnification provisions of the MGBCL, the articles of incorporation and such agreements and insurance as noted. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the MGBCL, the articles of incorporation and any pertinent agreements.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation of the Company (which is incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed on January 30, 2014).

4.2	Articles of Merger effective June 30, 2015 (which is incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 1, 2015).

4.3
Amended and Restated Bylaws of the Company effective November 5, 2020 (which is incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, filed on November 19, 2021).

5.1#	Opinion of Stinson LLP.

23.1#	Consent of PricewaterhouseCoopers LLP.

23.2#	Consent of Stinson LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (contained on the page following the signature page hereto).

99.1	Edgewell Personal Care 3rd Amended and Restated 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 9, 2026).

107#	Filing fee table.
 # Filed herewith.

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes;
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) under the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for ﬁling on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Shelton, State of Connecticut, on March 19, 2026.

EDGEWELL PERSONAL CARE COMPANY
By:	/s/ Francesca Weissman
Francesca Weissman
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Francesca Weissman and LaTanya Langley, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rod R. Little	Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2026
Rod R. Little

/s/ Francesca Weissman	Chief Financial Officer (Principal Financial Officer)	March 19, 2026
Francesca Weissman

/s/ John Dunham	Chief Accounting Officer (Principal Accounting Officer)	March 19, 2026
John Dunham

/s/ Robert W. Black	Director	March 19, 2026
Robert W. Black

/s/ George R. Corbin	Director	March 19, 2026
George R. Corbin

/s/ Carla C. Hendra	Director	March 19, 2026
Carla C. Hendra

/s/ John C. Hunter, III	Non-Executive Chairman of the Board	March 19, 2026
John C. Hunter, III

/s/ Rakesh Sachdev	Director	March 19, 2026
Rakesh Sachdev

/s/ Stephanie Stahl	Director	March 19, 2026
Stephanie Stahl

/s/ Swan Sit	Director	March 19, 2026
Swan Sit
March 19, 2026
/s/ Gary Waring	Director
Gary Waring